Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS NOTE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

Principal Amount: $100,000.00 Purchase Price: $100,000.00	Issue Date: March 31, 2024

Collective Audience, Inc.

8% CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, pursuant to the terms and conditions of this 8% Convertible Promissory Note (this “Note”), Collective Audience, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Brown Stone Capital, Ltd, a corporation organized under the laws of England and Wales, or registered assigns (the “Holder”), on the second anniversary of the Issue Date as set forth above or earlier as required pursuant to the Agreement, as defined below (as applicable, the “Maturity Date”), the sum of $100,000 (the “Principal Amount”), and to pay interest on the outstanding Principal Amount at the rate of eight percent (8%) per annum, in each case to the extent that this Note and the Principal Amount and any accrued interest hereunder (the “Indebtedness”) has not been converted into Conversion Shares (as defined below) prior to the Maturity Date.

This Note is entered into pursuant to a Securities Purchase Agreement by and between the Company and the Holder dated as of 3/20/2024 (the “Agreement”) and is subject to the terms and conditions thereof.

This Note is not a certificate of deposit or similar obligation of, and is not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Holder Protection Corporation or any other governmental or private fund or entity.

The following terms shall apply to this Note:

1-	Interest; Late Fees; Prepayment. Interest on this Note shall commence accruing on the date hereof (the “Issue Date”), and shall be computed on the basis of a 365-day year and the actual number of days elapsed, and shall be payable as set forth herein. Interest may be paid quarterly, on the last Business Day of each calendar quarter beginning March 31, 2024 or shall be added to the Principal Amount at the end of each such calendar quarter and shall thereafter be compounded quarterly, at the option of the Company.

In the event that the Company elects to have any monthly interest payment paid and not added to the Principal Amount, such interest payment may be paid in cash, or via delivery to the Holder of a number of shares of Common Stock equal to (i) the amount of interest, divided by (ii) the then-applicable Conversion Price, assuming that this Note was being converted to Conversion Shares on such date (the “Interest Shares”)); provided, however, that such interest may only be paid via delivery of the Interest Shares if such Interest Shares are registered for resale pursuant to the Securities Act and thus are freely tradeable and transferrable by the Holder as of the issuance date.

To the extent not converted to Conversion Shares (as defined below) prior to the Maturity Date, the Principal Amount and accrued and unpaid interest (collectively, the “Indebtedness”) shall be due and payable in full on the Maturity Date. In the event that any amount due hereunder is not paid as and when due, such amounts shall accrue interest at the rate of 18% per year, simple interest, non-compounding, until paid.

Other than as specifically set forth herein, the Company may not prepay any part or all of the Indebtedness without the consent of the Holder.

2-	Conversion.

(a)	Conversion Right. Subject to the terms and conditions herein, the Holder shall have the right from time to time following the Issue Date and ending on the full repayment of all Indebtedness (the “Conversion Period), to convert all or any part of the Indebtedness into fully paid and non-assessable shares of Common Stock, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified (as applicable, the “Conversion Shares”) at the Conversion Price as defined and as the same may be adjusted pursuant to 2-(a) (a “Conversion”); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Note or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this provison is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes of the provison to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such provison, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Company, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver). The number of Conversion Shares to be issued upon each conversion of this Note shall be determined by dividing the Indebtedness by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to the Company by the Holder in accordance with the provisions herein.

(b)	Conversion Price; Adjustment. The conversion price (the “Conversion Price”) shall mean the lesser of (1) $2.50 (the “Base Conversion Price) and (2) 75% of the average of the three lowest VWAP (as defined below) for the Common Stock (or any replacement security pursuant to 2-(h)) for a Trading Day (as defined below) on the Trading Market (as defined below) during the 20 Trading Day period immediately prior to the Conversion Date (as defined below), provided that if the VWAP is determined pursuant to 2-(b)(i) then 75% of such VWAP as so determined.

For purposes herein, “VWAP” means, for any security as of any date, the first of the following which shall apply:

(i)	the dollar volume-weighted average price for such security on the OTC Markets or a United States national securities exchange which is the principal market on which such security is then traded (as applicable, the “Trading Market”) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P.;

(ii)	if no dollar volume-weighted average price is reported for such security by Bloomberg L.P. for such hours as set forth in 2-(b), the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC); and

(iii)	if the VWAP cannot be calculated for such security on such date on bases as set forth in 2-(b) or 2-(b)(i), the VWAP of such security on such date shall be the fair market value of such security as mutually determined in good faith by the Board of Directors of the Company and the Holder after taking into consideration factors they may each deem appropriate, and provided that if the Company and the Holder cannot so agree then such dispute shall be settled in accordance with the provisions for resolutions of disputes as set forth in the Agreement.

All such determinations of the VWAP as set forth in 2-(b) or 2-(b)(i) shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

For purposes herein, “Trading Day” means any day on which the Common Stock (or any replacement security pursuant to 2-(h)) is traded on the Trading Market or is otherwise reported on “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) or a similar organization or agency succeeding to its functions of reporting prices.

(c)	The Base Conversion Price, as the same may have already been adjusted, shall be subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events that occur on or after the Issue Date. By way of example and not limitation, in the event of forward split of the Common Stock following such applicable time in which each share of Common Stock is converted into two shares of Common Stock, the Base Conversion Price shall be reduced by 50%, and in the event of a reverse split of the Common Stock following such applicable time in which each two shares of Common Stock are converted into one share of Common Stock, the Base Conversion Price shall be increased by 100%.

(d)	Mechanics of Conversion. Subject to the provisions of this 1-, this Note may be converted by the Holder in whole or in part at any time from time to time during the Conversion Period by (A) submitting to the Company a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched prior to 6:00 p.m., New York, New York time) and (B) subject to 2-(d) , surrendering this Note at the principal office of the Company. The conversion shall be effective as of the date of delivery of the Notice of Conversion by the time as set forth above (the “Conversion Date”), provided that if the Notice of Conversion is not delivered by such time then the Conversion Date shall be the next Business Day and the Notice of Conversion shall be deemed automatically updated accordingly.

(e)	Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless the entire unpaid amount of Indebtedness is so converted. The Holder and the Company shall maintain records showing the amount of Indebtedness so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall, prima facie, be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of this Note is converted as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid Indebtedness of this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

(f)	Payment of Taxes. The Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Conversion Shares or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and the Company shall not be required to issue or deliver any such Conversion Shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(g)	Delivery of Common Stock Upon Conversion. Upon receipt by the Company from the Holder of the Notice of Conversion meeting the requirements for conversion as provided in this 1-, the Company shall delivery instructions to its transfer agent to issue and deliver or cause to be issued and delivered to or upon the order of the Holder the Conversion Shares issuable upon such conversion as soon as reasonably practicable thereafter (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note), but in no event later than three (3) Business Days after the Company receives the Notice of Conversion, in each case in accordance with the terms hereof and the Agreement. The Conversion Shares may be issued as certificates or in book entry, at the election of the Holder. Upon receipt by the Company of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Conversion Shares issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless the Company defaults on its obligations under this 1-, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Conversion Shares or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, the Company’s obligation to issue and deliver the Conversion Shares (subject to the provisions of 2-(g)) shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Company, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with such conversion.

(h)	Delivery of Conversion Shares by Electronic Transfer. In lieu of delivering physical certificates representing the Conversion Shares issuable upon conversion, provided the Company is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions contained in this 1-, the Company shall use its reasonable efforts to cause its transfer agent to electronically transmit the Conversion Shares issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system.

(i)	Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding and prior to full conversion of this Note, there shall be any merger, consolidation, or an exchange of shares, recapitalization or reorganization pursuant to a merger or consolidation, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets or more than 50% of the total outstanding shares of the Company other than in connection with a plan of complete liquidation of the Company, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the Conversion Shares immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof.

(j)	Status as Shareholder. Subject to the terms and conditions herein, upon submission of a Notice of Conversion by the Holder, (i) this Note shall be deemed converted into Conversion Shares and (ii) the Holder’s rights as the holder of this Note shall cease and terminate, excepting only the right to receive the Conversion Shares as set out herein and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Note.

(k)	Sale of Conversion Shares. The Company and the Holder acknowledge and agree that the Conversion Shares are subject to restrictions and limitations on sales as set forth in the Agreement.

3-	Events of Default. The Holder may elect to declare an “Event of Default” if any of the following conditions or events shall occur and be continuing:

(a)	The Company fails to pay the then-outstanding principal amount and accrued interest on this Note on any date any such amounts become due and payable, and any such failure is not cured within three Business Days of written notice thereof by Holder;

(b)	Any representation or warranty of the Company in the Agreement is materially false or untrue when given;

(c)	The Company fails to comply in any material respect with any other covenant or agreement in this Note or in the Agreement or in the Equity Line Agreement (as defined in the Agreement) and any such failure is not cured within three Business Days of written notice thereof by Holder or Brown Stock (as defined in the Agreement), as applicable;

(d)	The Company fails to remain compliant with the Depository Trust Company (“DTC”), thus incurring a “chilled” status with DTC;

(e)	The Company fails to satisfy its filing or disclosure obligations under Securities Act, the Exchange Act or the rules and guidelines issued by OTC Markets News Service, OTCMarkets.com and their affiliates;

(f)	Any trading suspension is imposed by the United States Securities and Exchange Commission under Section 12(j) of the Exchange Act or Section 12(k) of the Exchange Act;

(g)	The occurrence of any delisting of the Common Stock from the primary Trading Market or suspension of trading of the Common Stock on the Trading Market;

(h)	The Company fails to remain in good standing under the laws of the State of Delaware;

(i)	The Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (ii) make a general assignment for the benefit of the Company’s creditors; or (iii) commence a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute; or

(j)	A proceeding or case shall be commenced, without the application or consent of the Company, in any court of competent jurisdiction, seeking (1) liquidation, reorganization or other relief with respect to it or its assets or the composition or readjustment of its debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of its assets, and, in each case, such proceedings or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, if in the United States, or 90 days, if outside of the United States; or an order for relief against the Company shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar Law of any jurisdiction.

4-	Consequences of Events of Default. If an Event of Default has occurred and is continuing (i) the Holder may, by notice to the Company, declare all or any portion of the then outstanding principal amount of the Note, together with all accrued and unpaid interest thereon, due and payable, and the Note shall thereupon become, immediately due and payable in cash and (ii) the Holder shall have the right to pursue any other remedies that the Holder may have under applicable Law.

5-	Miscellaneous.

(a)	Notices. Any and all notices or other communications or deliveries to be provided hereunder shall be given in accordance with the provisions of the Agreement.

(b)	Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of this Note, and of the ownership hereof reasonably satisfactory to the Company.

(c)	Governing Law. This Note, and all matters based upon, arising out of or relating in any way to this Note, including all disputes, claims or causes of action arising out of or relating to this Note as well as the interpretation, construction, performance and enforcement of this Note, shall be governed by the laws of the United States and the State of California without regard to any jurisdiction’s conflict-of-laws principles.

(d)	Incorporation of Provisions. The provisions of Article X of the Agreement (Miscellaneous) of the Agreement shall apply to this Note as though fully set forth herein, provided that each reference therein to the “Agreement” shall be deemed a reference to this Note. In the event of any conflict between the terms of the Agreement and the terms of this Note, the terms of this Note shall control.

(e)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f)	Entire Agreement. This Note (including any recitals hereto) and the Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by the Company and the Holder.

(g)	No Assignment by the Company. This Note may not be assigned by the Company to any Person without the prior written consent of the Holder in its sole discretion.

(h)	Usury Savings Clause. Notwithstanding any provision in this Note to the contrary, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Note or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance due hereunder immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of the principal balance then outstanding, and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest, rather than accept such sums as a prepayment of the principal balance then outstanding. It is the intention of the Parties that the Company does not intend or expect to pay, nor does the Holder intend or expect to charge or collect any interest under this Note greater than the highest non-usurious rate of interest which may be charged under applicable law.

6-	Currency. All dollar amounts are in U.S. dollars.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Note as of the Issue Date.

Collective Audience, Inc.

By:
Name:	Peter Bordes
Title:	Chief Executive Officer

Agreed and accepted:

Brown Stone Capital, Ltd

By:
Name:	Nima Montazeri
President

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert the portion of the Indebtedness (as defined in the Note, as defined below) as set forth below pursuant to the convertible promissory note (the “Note”) of Collective Audience, Inc., a Delaware corporation (together with any successor entity thereto, the “Company”) into that number of shares of Common Stock (as defined in the Note) to be issued pursuant to the conversion of the Note and according to the conditions of the Note, as of the date written below.

The undersigned hereby requests that the Company issue a certificate or certificates, or other permissible evidence of shares of Common Stock as set forth in the Note, for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation below and which shall be confirmed by, and subject to acceptance by, the Company) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name:	Brown Stone Capital, Ltd

Address:	_____________________ _____________________ _____________________ _____________________
Date of Conversion:	____________________________
Amount of Indebtedness to be converted:	$____________________________
Applicable Conversion Price:	$_____________________________
Number of shares of Common Stock to be Issued:	______________________________ shares of Common Stock

Brown Stone Capital, Ltd

By:
Name:	Nima Montazeri